Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE YEAR ENDED DECEMBER 31, 2019

MELVILLE, N.Y., March 30, 2020 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the year ended December 31, 2019. The Company is reporting net revenue of $58,674,000, compared to $64,995,000 reported in 2018. Additionally, the Company is reporting 2019 income before income taxes of $6,708,000, compared to $1,109,000 in 2018. Included in the current year’s income before income before taxes is a $7,817,000 gain realized during the second quarter from the sale of the Company’s Jupiter, Florida facility. After giving effect to income taxes, the Company is reporting 2019 net income of $4,911,000, compared to $856,000 for 2018.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “The net decline in our revenue was due primarily to an approximate $5.7 million decline in our retail revenue, much of which was due to shipments to The Home Depot of pneumatic air tools and accessories in the third quarter of 2018 of approximately $3.6 million, with no similar order in 2019. This $3.6 million roll-out represented the establishment of the initial inventory levels at both The Home Depot stores and their distribution centers, for a then newly refreshed, retail tool line. Also, when comparing 2019 to 2018, our aerospace revenue declined approximately $1.7 million due primarily to reduced orders from Boeing’s issues with their 737 MAX aircraft. Hy-Tech’s 2019 total revenue increased slightly more than $1.0 million, partially offsetting the above-mentioned declines. Hy-Tech’s improvement was driven by stronger OEM revenue, partially offset by a decline in ATP tools revenue, which was driven by a reduction in its oil and gas markets. Our 2019 consolidated gross margin was the same as that in 2018.”

Mr. Horowitz added, “As was previously disclosed, in June of this year, we sold Florida Pneumatic’s facility located in Jupiter, Florida. This transaction, after fees and expenses, provided us with nearly $8,750,000 in cash, and generated a pre-tax gain of more than $7,800,000.”

Mr. Horowitz continued, “In late October 2019, we completed the acquisition of two gear manufacturers that specialize in the manufacture and distribution of custom gears. We believe this transaction provides new expertise and should improve Hy-Tech’s sales and profits going forward. We believe this acquisition will allow us to expand into more complex spiral bevel and straight bevel gear design and manufacturing, and be able to better address a broader range of industries for highly engineered gearing, design consulting and reverse engineering. As a result of this new capability and capacity, we believe we can increase opportunities in our Engineered Solutions area as we will be able to quote on a wider variety of pneumatic motor/gear systems.”

Mr. Horowitz concluded his remarks by adding, “While the COVID-19 pandemic has impacted our ability to source certain of our products, particularly with respect to factories that we utilize located in China and Italy, we do not believe this alone is likely to have a material negative impact on our results for the foreseeable future. However, we believe the impact of the virus on the global economy, particularly within the U.S., is likely to have a material impact on our results for the next several months. Furthermore, many U.S. states and the UK have ordered certain types of businesses to stop physical operations to contend with the impact of this pandemic. While we believe that we are currently able to continue our operations at each of our operating locations, this could change at any time in the future. We are closely monitoring the situation and taking actions to protect the safety of our employees and communities. For example, we have restricted international and domestic travel, taken a variety of steps to ensure social distancing in our facilities, including working remotely where possible, and have increased our cleaning and sanitizing procedures in our facilities, among other things. We continue to follow guidance from public health officials and government agencies. I want to recognize the incredible work our teams have done to navigate through the crisis in these unprecedented times.”

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The Company will be reporting the following:

REVENUE

The tables set forth below provide an analysis of our revenue for the years ended December 31, 2019 and 2018.

Consolidated

	Year Ended December 31,
	2019		2018		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Florida Pneumatic	$43,357,000	73.9%	$50,720,000	78.0%	$(7,363,000)	(14.5)%
Hy-Tech	15,317,000	26.1	14,275,000	22.0	1,042,000	7.3
Total	$58,674,000	100.0%	$64,995,000	100.0%	$(6,321,000)	(9.7)%

Florida Pneumatic

During the third quarter of 2018, Florida Pneumatic commenced the shipment to The Home Depot (“THD”) of an improved line of pneumatic tools, which replaced much of THD’s previous product offering. Gross margin for the new product line is projected to be approximately 2% less than recent historic levels. Further, in an effort to assist THD in promoting the roll out, Florida Pneumatic agreed to contribute approximately $1,088,000 to THD. This contribution is being ratably amortized over a four-year period commencing August 2018 and will be tested for impairment during said period.

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Retail, Automotive, Industrial and the Aerospace market. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Year Ended December 31,
	2019		2018		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Automotive	$14,800,000	34.1%	$14,430,000	28.5%	$370,000	2.6%
Retail customers	12,467,000	28.8	18,234,000	35.9	(5,767,000)	(31.6)
Aerospace	10,513,000	24.2	12,244,000	24.1	(1,731,000)	(14.1)
Industrial	4,969,000	11.5	5,151,000	10.2	(182,000)	(3.5)
Other	608,000	1.4	661,000	1.3	(53,000)	(8.0)
Total	$43,357,000	100.0%	$50,720,000	100.0%	$(7,363,000)	(14.5)%

The most significant component to the decline in Florida Pneumatic’s full-year 2019 revenue, compared to the full-year 2018 was lower sales to THD. It should be noted that during the third quarter of 2018, Florida Pneumatic shipped approximately $3.6 million of a then new, refreshed line of pneumatic tools and accessories to THD, whereas during 2019 there were no similar special or promotional orders. Additionally, we believe the reduction in our Retail revenue was partially due to THD being in an overstocked position at the end of 2018, which caused a reduction in orders during the early part of 2019. The decline in year-over-year Aerospace revenue was due primarily to significant orders being shipped to a customer in the first quarter of 2018 not repeating in 2019, and to a lesser degree, the decision by Boeing to reduce/suspend production of its 737 Max aircraft. When comparing 2019 Industrial revenue to that generated in 2018, the decline was due primarily to overall sluggishness in the sector and reduced orders from certain customers that service the aircraft industry that have been negatively affected by the reduction in production by Boeing of civilian aircraft. Automotive revenue for the year 2019 improved compared to full year revenue in 2018 primarily due to the launch of a new line of tools. This new line features enhanced vibration reduction technology and longer life of the internal mechanism. The reduction in revenue from our Other product lines was due to in part to Florida Pneumatic’s decision to adjust its focus away from its smaller lines to more profitable product lines.

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Hy-Tech

Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands ATP and ATSCO which are categorized as “ATP” for reporting purposes. Products manufactured for other companies under their brands are included in the OEM category in the table below. NUMATX, Thaxton and other peripheral product lines, such as general machining and gears, are reported as “Other” below:

	Year Ended December 31,
	2019		2018		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
OEM	$7,321,000	47.8%	$5,447,000	38.2%	$1,874,000	34.4%
ATP	6,290,000	41.1	7,253,000	50.8	(963,000)	(13.3)
Other	1,706,000	11.1	1,575,000	11.0	131,000	8.3
Total	$15,317,000	100.0%	$14,275,000	100.0%	$1,042,000	7.3%

Hy-Tech’s revenue overall increased in 2019, compared to 2018 by 7.3%. The 34.4% net increase in Hy-Tech’s OEM revenue was driven primarily by Hy-Tech’s Engineered Solutions products offering, which is designed to exploit Hy-Tech’s expertise in engineering and manufacturing and enable it to pursue alternate, non-traditional markets and develop different applications for its tools, motors and related accessories. We believe the development of the Engineered Solutions offering will continue to provide Hy-Tech an opportunity to generate additional sources of revenue in the future. Hy-Tech continues to see a decline in the marketplace for pneumatic tools and replacement parts, the primary factor for the 13.3% decline in ATP revenue. Historically, a major component of Hy-Tech’s revenue was derived from the oil and gas sector, which weakened in the second half of 2019. As a result, it intends to emphasize its Engineered Solutions product offering, and other newer technologies. As such, it is likely that Hy-Tech may encounter reduced ATP revenue in the future. Lastly, it believes the acquisition in October 2019 of the operating assets of Blaz-Man Gear, Inc. and Gear Products & Manufacturing, Inc. (the “Gears Acquisition”) should contribute strong gross margin gear related revenue in 2020.

GROSS MARGIN

	Year Ended December 31,		Increase (decrease)
	2019	2018	Amount		%
Florida Pneumatic	$17,058,000	$18,554,000	$(1,496,000)		(8.1)%
As percent of respective revenue	39.3%	36.6%	2.7	% pts
Hy-Tech	$3,900,000	$4,633,000	$(733,000)		(15.8)%
As percent of respective revenue	25.5%	32.5%	(7.0	)% pts
Total Tools	$20,958,000	$23,187,000	$(2,229,000)		(9.6)%
As percent of respective revenue	35.7%	35.7%	0.0	% pts

The improvement in gross margin at Florida Pneumatic in 2019, compared to the prior year, was due primarily to a) its decision to greatly reduce AIRCAT promotional programs in 2019 that were offered during much of 2018, b) during 2019, Jiffy was able to phase in various price increases, c) Jiffy improved its manufacturing efficiencies, d) overall Florida Pneumatic strengthened its product / customer mix, and e) a large reduction in sales to our low margin retail customer compared to 2018.

The 7.0 percentage point decline in Hy-Tech’s 2019 gross margin was due to a number of factors: a) unusually high overhead and manufacturing costs incurred during the three-month period ended March 31, 2019, in areas such as repairs and maintenance and sample costs; b) under absorption of manufacturing overhead, a significant portion occurring in the first quarter of 2019, primarily due to an enterprise-wide information technologies system conversion during the first quarter, which caused the facility to halt production for several days, c) increased charges in obsolete and slow-moving inventory, d) weaker gross margin mix of items sold in 2019, compared to those sold in 2018; and e) increased material and labor costs. In an effort to improve its gross margin in 2020, Hy-Tech intends to increase the selling price of several high-volume items, source less expensive parts imported from overseas and expand a cost reduction program that was put in place in late 2019.

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SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

Our SG&A during 2019 was $21,869,000, compared to $21,705,000 in 2018. Significant components to the net increase include: a) professional fees and services increased $392,000, due primarily to costs and expenses incurred in connection with the Gears Acquisition in October 2019; b) governance costs increased $133,000, due primarily from additional costs incurred in 2019 in connection with an expanded examination of our internal controls; c) non-cash impairment charges during 2019 of approximately $99,000 related to a reduction of our Right-of-Use asset, which resulted from a decision by Hy-Tech to vacate a facility in Punxsutawney, PA prior to the lease expiration and an adjustment to the fair value of certain machinery and equipment of approximately $95,000. The above increases were partially offset by a) a decrease of $221,000 in compensation expenses, which is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits; b) a decrease of $189,000 in variable expenses, due primarily to lower Retail revenue. Variable expenses include such expenses as, commissions, freight out, advertising and promotion expenses and travel and entertainment; c) 2019 stock-based compensation declined $91,000, compared to the amount in the prior year, and d) restricted stock expense increased $9,000.

OTHER EXPENSE - NET

During 2018 we adjusted the fair value of the contingent consideration obligation to the Jiffy Seller by $150,000.

GAIN ON SALE OF REAL PROPERTY

Effective June 18, 2019, Florida Pneumatic completed the sale of real property located in Jupiter, Florida in which it conducts its principal operations. This facility was purchased by an unrelated third party for purchase price of $9.2 million. After broker fees and other expenses relating to the sale, we received approximately $8.7 million and recorded a gain as a result of this sale of real property of approximately $7.8 million.

INTEREST EXPENSE - NET

	Year Ended December 31,
Interest expense – net attributable to:	2019	2018
Short-term borrowings	$167,000	$118,000
Term loans, including Capital Expenditure Term Loans	9,000	15,000
Amortization expense of debt issue costs	22,000	95,000
Interest income	—	(5,000)

Total	$198,000	$223,000

The increase on short-term borrowing interest expense was due to higher average borrowings during 2019, compared to the average short-term borrowing in the prior year. Term Loan interest declined as the result of paying off the loan in its entirety in 2019. We and our bank amended the Credit Agreement in February 2019. The debt issue costs associated with such amendment, are significantly lower than the costs associated with the expiring Credit Agreement. As such, the amortization of debt issue costs during 2019 declined compared to the prior year.

INCOME TAX EXPENSE

The provision for income taxes in 2019 was $1,797,000, compared to $253,000, in 2018. Significant factors impacting 2019’s net effective tax rate of 26.8%, were non-deductible permanent differences and state and local taxes. The net effective tax rate for 2018 was 22.8%.

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On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was enacted. Among other things this Act reduced the U.S. federal corporate income tax rate from 35% to 21%, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously deferred, created new provisions related to foreign sourced earnings, eliminated the domestic manufacturing deduction and moved to a hybrid territorial system. In accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin 118, income tax effects of the Act were refined upon obtaining, preparing, and analyzing additional information during the measurement period. At December 31, 2018, the Company had completed its accounting for the tax effects of the Act.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, accounts payable and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	December 31,
	2019	2018
Working capital	$22,115,000	$22,323,000
Current ratio	2.92 to 1	3.26 to 1
Shareholders’ equity	$46,506,000	$45,535,000

Credit facility

The average balance of short-term borrowings during the years ended December 31, 2019 and 2018, were $4,253,000 and $3,113,000, respectively.

We believe that should a need arise whereby the current credit facility is insufficient; we can borrow additional amounts against our real property or other assets.

Sale of Real Property

Effective June 18, 2019 (the “Jupiter Closing Date”), Florida Pneumatic completed the sale of real property located in Jupiter, Florida in which it conducts its principal operations (the “Jupiter Facility”). The Jupiter Facility was purchased by an unrelated third party for purchase price of $9.2 million. After broker fees and other expenses relating to the sale, the Company received approximately $8.7 million.

Cash Flows

At December 31, 2019, cash used in operating activities for the year was $2,514,000, compared to cash provided by operating activities for the year ended December 31, 2018 of $2,966,000. At December 31, 2019, our cash balance was $380,000, compared to $999,000 at December 31, 2018. Cash at our UAT subsidiary at December 31, 2019 and 2018 was $85,000 and $227,000, respectively. We operate under the terms and conditions of the Credit Agreement. As a result, all domestic cash receipts are remitted to Capital One lockboxes.

Our total debt to total book capitalization (total debt divided by total debt plus equity) at December 31, 2019 was 10.8%, compared to 5.3% at December 31, 2018. We anticipate being able to generate cash from operations during 2020.

Capital spending during the year ended December 31, 2019 was $1,524,000, compared to $1,878,000 in 2018. Capital expenditures currently planned for 2020 are approximately $1,300,000, which we expect will be financed through the Credit Facility. The major portion of these planned capital expenditures will be for new metal cutting equipment, tooling and information technology hardware and software.

In October 2019, we completed the Gears Acquisition for approximately $3.5 million, which was funded from Revolver borrowings.

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During 2019 our Board of Directors approved the payment of dividends of $0.05 per common share to the shareholders of record in March 2019, May 2019, August 2019, and November 2019. During 2018, our Board of Directors voted to approve the payment of four quarterly dividends. As such, in February 2018, May 2018, August 2018, and November 2018, the Company paid a $0.05 per share dividend to the shareholders of record. The aggregate of such dividend payments was approximately $632,000 and $723,000 for the year ended December 31, 2019 and 2018, respectively. Our Board of Directors expects to maintain this dividend policy; however, the future declaration of dividends under this policy is dependent upon several factors, which includes such things as our overall financial condition, results of operations, capital requirements and other factors our board may deem relevant.

On February 14, 2019, the Company entered into an agreement to repurchase 389,909 shares of its Common Stock from certain funds and accounts advised or sub-advised by Fidelity Management & Research Company or one of its affiliates in a privately negotiated transaction at approximately $7.62 per share for a total purchase price of $2,971,000. The agreed upon purchase price per share of $7.62 was computed as the value equal to 97% of the volume weighted average price of the Company’s common stock for the 20 trading days ended on February 7, 2019. On February 15, 2019, the Company completed this transaction. On February 14, 2019, the Company entered into Amendment No. 6 to the Second Amended and Restated Loan and Security Agreement with Capital One, which permitted the Company to complete the above transaction.

On September 12, 2018, following the expiration of a prior repurchase program, our Board of Directors authorized us to repurchase up to 100,000 additional shares of our Common Stock (the “2018 Repurchase Program”) from time to time over the next 12 months through a 10b5-1 trading plan, and potentially through open market purchases, privately-negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. On September 14, 2018, we announced that, pursuant to the 2018 Repurchase Program, we adopted a written trading plan in accordance with the guidelines specified under Rule 10b5-1 under the Securities Exchange Act of 1934. Repurchases made under the plan, that commenced on September 17, 2018, were subject to the SEC’s regulations, as well as certain price, market, volume, and timing constraints specified in the plan. Under the 2018 Repurchase Program, we repurchased 100,000 shares of its Common Stock, 66,602 during 2019 and 33,398 during 2018, at an aggregate cost of approximately $547,000 and $272,000, respectively.

Included in the change in Other current liabilities was the payment of $1,000,000, the contingent consideration, payable to the seller of Jiffy.

At December 31, 2019, we had $4,871,000 of open purchase order commitments, compared to $6,700,000 at December 31, 2018.

Customer concentration

At December 31, 2019, THD accounted for 20.7% of our consolidated revenue, compared to 26.5% of 2018’s revenue. Further, accounts receivable at December 31, 2019 and 2018 from THD were 27.2% and 32.6%, respectively. There was no other customer that accounted for more than 10% of revenue or accounts receivable in 2019 or 2018.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive and retail markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for March 30, 2020, at 11:00 A.M., Eastern Time, to discuss its full year 2019 results and financial condition. Investors and other interested parties who wish to listen to or participate can dial 1-866-337-5532. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s website beginning on or about March 31, 2020.

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FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2020 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Risks associated with health crises including epidemics and pandemics;
•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with sourcing from overseas;
•	Importation delays;
•	Risks associated with Brexit;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty, and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	December 31, 2019	December 31, 2018
	(Unaudited)	(Audited)
Assets
Cash	$380	$999
Accounts receivable - net	9,313	9,574
Inventories	22,882	20,496
Prepaid expenses and other current assets	1,497	1,137

Total current assets	34,072	32,206

Net property and equipment	10,109	9,775
Goodwill	4,726	4,436
Other intangible assets - net	8,259	7,800
Deferred income taxes - net	216	628
Right-of-use assets – operating leases	3,859	---
Other assets – net	502	741
Total assets	$61,743	$55,586

Liabilities and Shareholders’ Equity
Short-term borrowings	$5,648	$2,096
Accounts payable	1,843	2,755
Accrued compensation and benefits	2,019	2,336
Accrued other liabilities	1,568	1,243
Current lease liabilities – operating leases	879	—
Current maturities of long-term debt	—	453
Contingent Consideration Payable	—	1,000

Total current liabilities	11,957	9,883

Non-current lease liabilities – operating leases	3,070	—
Other liabilities	210	168

Total liabilities	15,237	10,051

Total shareholders' equity	46,506	45,535

Total liabilities and shareholders' equity	$61,743	$55,586

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME  (Unaudited)

	Year Ended December 31,
(In Thousand $)	2019		2018

Net revenue		$58,674	$64,995
Cost of sales		37,716	41,808
Gross profit		20,958	23,187
Selling, general and administrative expenses		21,869	21,705
Operating (loss) income		(911)	1,482
Other expense	s	—	150
Gain on sale of building, real property and equipment		7,817	—
Interest expense		(198)	(223)
Income before income taxes		6,708	1,109
Income tax expense		(1,797)	(253)
Net income		$4,911	$856

P&F INDUSTRIES INC. AND SUBSIDIARIES

EARNINGS PER SHARE (UNAUDITED)

	Year Ended December 31,
	2019	2018

Basic earnings per share	$1.53	$0.24
Diluted earnings per share	$1.51	$0.23

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION

(UNAUDITED)

(In Thousands $)	Year Ended December 31,
	2019	2018
Net income	$4,911	$856
Add:
Depreciation and amortization	2,269	2,085
Interest expense	198	223
Income tax expense	1,797	253

EBITDA (1)	$9,175	$3,417

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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